Exhibit 99.1

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares, Inc. Completes Repurchase of Preferred Stock
Under the Treasury's Capital Purchase Program

Easton, MD (04/15/2009) – On April 15, 2009, Shore Bancshares, Inc. (Nasdaq: SHBI) completed the repurchase of all 25,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, with a liquidation value of $1,000 per share, that were sold to the U.S. Department of the Treasury (the “Treasury”) on January 9, 2009 pursuant to the Troubled Asset Relief Program (TARP) Capital Purchase Program. The repurchase price was $25 million, plus accrued dividends of $208,333.33.  The repurchase was approved by the Treasury following consultation with and approval from the Federal Reserve Bank of Richmond and the Federal Deposit Insurance Corporation.

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; three insurance producer firms, The Avon-Dixon Agency, LLC, Elliott Wilson Insurance, LLC and Jack Martin and Associates, Inc; a wholesale insurance company, TSGIA, Inc; two insurance premium finance companies, Mubell Finance, LLC and ESFS, Inc; a registered investment adviser firm, Wye Financial Services, LLC; and a mortgage broker subsidiary, Wye Mortgage Group, LLC.

For more information, contact:

W. Moorhead Vermilye, President and CEO of Shore Bancshares, Inc. (410/822-1400)

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